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                                                                    EXHIBIT 99.1

              CLAIRE'S STORES, INC. ADOPTS SHAREHOLDER RIGHTS PLAN


         Pembroke Pines, Florida, May 30, 2003 - Claire's Stores, Inc. (NYSE:
CLE) announced today that its Board of Directors had adopted a shareholder rights plan. The adoption of the rights plan provides protection against unfair takeover tactics, and is designed to encourage anyone seeking to acquire the Company or a significant stake to first negotiate with the Board. The rights plan is similar to plans adopted by many public companies, including other retailers. The Company believes that the rights plan provides a sound and reasonable means of safeguarding the interests of all shareholders should a hostile effort be made to acquire the Company or a significant stake in the Company.

         "The purpose of the rights plan is to allow our Board to have sufficient time to study and respond to any unsolicited attempt to acquire the company or a significant stake in our company, and enable all shareholders of Claire's to realize the full value of their investment," said Marla Schaefer, Acting Co-Chairman and Co-Chief Executive Officer. "The adoption of the rights plan is part of our ongoing effort to implement prudent business practices, and is not in response to any proposal or attempt to acquire Claire's," said Bonnie Schaefer, Acting Co-Chairman and Co-Chief Executive Officer.

         In connection with the adoption of the rights plan, the Board declared a dividend of one preferred share purchase right for each outstanding share of the Company's common stock and Class A common stock. Each right, which is not presently exercisable, entitles the holder to purchase one one-thousandth of a share of Series A Junior Participating Preferred Stock. In the event that any person beneficially acquires 15% or more of the outstanding shares of the Company's common stock, each holder of a right (other than the acquiring person or group) will be entitled to receive, upon payment of the exercise price, shares of common stock having a market value of two times the exercise price. The exercise price was set by the Board, after consultation with an independent investment banking firm, at $130 per share. The rights will trade with the Company's common stock and Class A common stock unless they are separated upon the occurrence of certain future events. In order to retain flexibility and the ability to maximize shareholder value in the event of unknown future transactions, the Board retains the power to redeem the rights for a nominal amount.

         The distribution of the rights will be made on June 17, 2003, payable to shareholders of record at the close of business on that date. In conjunction with the distribution, details of the rights will be contained in a letter that will be mailed to all holders of Claire's Stores common stock and Class A common stock as of the record date, and a copy of the complete shareholder rights plan will be included with the appropriate filings with the SEC. The rights will expire in ten years, unless earlier redeemed by the Board. The adoption of the rights plan and the distribution of the rights is not dilutive, does not affect reported earnings per share or Claire's Stores financial results, and is not taxable to shareholders.

COMPANY OVERVIEW

         Claire's Stores, Inc., is a leading international specialty retailer offering value-priced costume jewelry and accessories to fashion-aware tweens, teens and young adults through its two store concepts: Claire's Accessories (North America and Europe) and Icing by Claire's. As of May 3, 2003, Claire's Stores, Inc. operated approximately 2,800 stores in the United States, the Caribbean, Puerto Rico, Canada, the United Kingdom, Ireland, Switzerland, Austria, Germany and France. Claire's Stores, Inc. also operates through its subsidiary Claire's Nippon, Co., Ltd., over 100 stores in Japan as a 50:50 joint venture with AEON, Co., Ltd. (fka JUSCO, Co. Ltd.).

         Other Claire's Stores, Inc. press releases, a corporate profile and most recent 10-K and 10-Q reports are available via Claire's Internet home page: http://www.clairestores.com.


Contact:          Ira Kaplan, Senior Vice President and CFO
                  Phone: (954) 433-3900
                  Fax:   (954) 433-3999
                  Email: ira.kaplan@claires.com




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